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                                                                    Exhibit 12-1

                   NEW YORK STATE ELECTRIC & GAS CORPORATION

               C0MPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       Calendar Year
                                   ----------------------------------------------------
                                     2001       2000       1999       1998       1997
                                     ----       ----       ----       ----       ----
                                                        (Thousands)
                                                        -----------
Income Before Extraordinary Item   $194,807   $221,240   $223,700   $213,798   $184,553
Add:
  Income tax - current              140,764    139,925    133,726    105,495    111,829
  Income tax - deferred              14,932        500    120,535     31,902      5,884
                                   --------   --------   --------   --------   --------

    Pre-tax Income From Continuing
      Operations                    350,503    361,665    477,961    351,195    302,266

Fixed Charges                       105,391    105,203    129,433    124,874    126,779
                                   --------   --------   --------   --------   --------

Earnings, as defined               $455,894   $466,868   $607,394   $476,069   $429,045
                                   ========   ========   ========   ========   ========

Fixed Charges:
  Interest on long-term debt        $79,355    $81,027    $93,678    $98,916   $104,122
  Other interest                     19,381     17,203     28,163     18,132     13,192
  Amortization of premium
    and expense on debt               5,280      5,439      6,374      6,507      6,502
  Interest portion of rental
    charges                           1,375      1,534      1,218      1,319      2,963
                                   --------   --------   --------   --------   --------
Fixed Charges, as defined          $105,391   $105,203   $129,433   $124,874   $126,779
                                   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed
  Charges                              4.33       4.44       4.69       3.81       3.38
                                   ========   ========   ========   ========   ========